Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. REPORTS SECOND QUARTER, SIX-MONTH
2011 FINANCIAL RESULTS

REITERATES 2011 FULL YEAR GUIDANCE

Costa Mesa, Calif.–July 26, 2011–Ceradyne, Inc. (NASDAQ: CRDN) reported financial results for the second quarter and six months ended June 30, 2011.

Sales for the second quarter 2011 were $145.4 million, compared with $100.4 million in the second quarter 2010. Net income for the second quarter 2011 increased to $19.1 million, or $0.76 per fully diluted share, compared to a net income of $6.6 million, or $0.26 per fully diluted share in the second quarter 2010. Net income for the second quarter 2011 included a pre-tax charge of $4.2 million for temporary production issues that were identified and corrected in the quarter. The net income for the second quarter 2010 included a pre-tax gain on auction rate securities of $0.9 million or an increase of approximately $0.03 to fully diluted earnings per share. Fully diluted average shares outstanding for the second quarter 2011 were 25,223,757 compared to 25,596,968 in the same period in 2010.

The Company reiterated its 2011 full year guidance of a range of $3.10 to $3.50 fully diluted earnings per share, and a range of $570 million to $600 million in sales.

Gross profit margin was 36.4% of net sales in the second quarter 2011 compared to 25.7% in the same period in 2010. The provision for income taxes was 34.8% in second quarter 2011, compared to a provision for income taxes of 18.2% in the same period in 2010.

Sales for the six months ended June 30, 2011 were $295.5 million, compared with $210.5 million in the same period last year. Net income for the six months ended June 30, 2011 was $42.7 million, or $1.70 per fully diluted share, on 25,171,897 shares, compared to net income of $11.6 million, or $0.45 per fully diluted share, on 25,575,889 shares in the prior year period.

Gross profit margin was 37.6% of net sales in the six months ended June 30, 2011, compared to 24.3% in the same period in 2010. The provision for income taxes was 33.4% in the six months ended June 30, 2011, compared to a provision for income taxes of 20.5% in the same period in 2010.

New orders for the three months ended June 30, 2011 were $108.8 million, compared to $87.6 million for the same period last year. For the six months ended June 30, 2011, new orders were $340.5 million, compared to $193.3 million for the comparable period last year.

Total backlog as of June 30, 2011 was $230.8 million, compared to total backlog at June 30, 2010 of $118.0 million.

Total cash, cash equivalents and short-term investments increased to $273.2 million at June 30, 2011, compared to $246.3 million at December 31, 2010.

Joel P. Moskowitz, Ceradyne president, chief executive officer and chairman of the board, commented: “As stated above, management remains comfortable with, and reiterates its guidance for the full year 2011 of a range of $3.10 to $3.50 fully diluted earnings per share, and a range of $570 million to $600 million in sales as announced by the Company on April 26, 2011. Although we experienced somewhat less than expected shipments of photovoltaic related ceramic crucibles in Q2 and anticipate some reduction in crucible shipments from our original plan for the last half of 2011, the recently announced $36.2 million ESAPI ceramic body armor award along with continued strength in other parts of Ceradyne are anticipated to allow us to meet our guidance.

“We are continuing to execute our stock buyback program. In Q2, we bought back 100,000 Ceradyne shares for approximately $3.9 million or $38.89/share. Thus far, we have bought back 3,099,371 shares for $78.1 million or $25.20/share, leaving approximately $21.9 million remaining in the original stock buyback plan.”

Mr. Moskowitz further stated: “I am particularly pleased with the implementation of our strategy of product, market and geographic diversity. The continued strength of our German operation, ESK Ceramics, contributed over 26% of our pre-tax profits for the six months ended June 30, 2011. On August 8, ESK will officially open its 40,000 square foot Tianjin, China facility. This will be ESK’s initial production facility in China, and is anticipated to allow a stronger presence of its industrial ceramic product line in China and Southeast Asia.

“We continue to view opportunities in oil and gas, nuclear related boron, neutron absorbing ceramics for nuclear power plants, defense related products and photovoltaic products as core growth product lines.”

Conference Call and Webcast Information

Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to review the financial results for the second quarter ended June 30, 2011. To participate in the teleconference, please call toll free 888-417-8516 (or 719-325-2359 for international callers) approximately 10 minutes prior to the above start time and provide Passcode 1694045. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning at 12:00 p.m. PDT on July 26th through 12:00 p.m. PDT on July 28th. The playback can be accessed by calling 888-203-1112 (or 719-457-0820 for international callers) and providing Passcode 1694045.

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
NET SALES	$145,376	$100,415	$295,478	$210,453
COST OF GOODS SOLD	92,419	74,570	184,431	159,242
Gross profit	52,957	25,845	111,047	51,211
OPERATING EXPENSES
Selling, general and administrative	19,456	15,632	38,294	29,529
Acquisition related charge (credit)	838	(31)	1,422	(119)
Research and development	3,214	3,174	6,281	6,118
Restructuring - plant closure and severance	-	-	-	7
	23,508	18,775	45,997	35,535
INCOME FROM OPERATIONS	29,449	7,070	65,050	15,676

OTHER INCOME (EXPENSE):
Interest income	877	728	1,675	1,627
Interest expense	(1,669)	(1,609)	(3,117)	(3,195)
Gain (loss) on auction rate securities	-	949	-	(978)
Miscellaneous	677	881	590	1,410
	(115)	949	(852)	(1,136)

INCOME BEFORE PROVISION FOR INCOME TAXES	29,334	8,019	64,198	14,540
PROVISION FOR INCOME TAXES	10,203	1,456	21,472	2,987
NET INCOME	$19,131	$6,563	$42,726	$11,553
BASIC INCOME PER SHARE	$0.77	$0.26	$1.72	$0.45
DILUTED INCOME PER SHARE	$0.76	$0.26	$1.70	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	24,898	25,431	24,869	25,421
DILUTED	25,224	25,597	25,172	25,576

CERADYNE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$44,463	$53,436
Short-term investments	228,710	192,860
Accounts receivable, net of allowances of $4,682 and $685 at June 30, 2011 and December 31, 2010, respectively	55,914	53,019
Other receivables	16,443	17,553
Inventories, net	111,241	94,258
Production tooling, net	18,314	10,037
Prepaid expenses and other	43,624	38,653
Deferred tax asset	6,917	6,808
TOTAL CURRENT ASSETS	525,626	466,624

PROPERTY, PLANT AND EQUIPMENT, net	256,059	243,681
LONG TERM INVESTMENTS	16,903	26,187
INTANGIBLE ASSETS, net	103,870	83,475
GOODWILL	51,021	43,219
OTHER ASSETS	2,436	2,127
TOTAL ASSETS	$955,915	$865,313

CURRENT LIABILITIES
Accounts payable	$28,877	$25,738
Accrued expenses	29,665	24,603
Income taxes payable	5,456	1,869
TOTAL CURRENT LIABILITIES	63,998	52,210
LONG-TERM DEBT	87,394	85,599
EMPLOYEE BENEFITS	24,034	22,269
OTHER LONG TERM LIABILITY	56,189	41,902
DEFERRED TAX LIABILITY	11,687	11,124
TOTAL LIABILITIES	243,302	213,104

COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 24,852,780 and 24,713,126 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	248	247
Additional paid-in capital	143,025	141,973
Retained earnings	542,258	499,532
Accumulated other comprehensive income	27,082	10,457
TOTAL SHAREHOLDERS’ EQUITY	712,613	652,209
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$955,915	$865,313

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$42,726	$11,553
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	19,678	18,237
Amortization of bond premium	661	-
Non cash interest expense on convertible debt	1,795	1,670
Deferred income taxes	249	644
Stock compensation	2,026	1,969
Loss on marketable securities	103	978
Loss on equipment disposal	178	104
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	914	9,069
Other receivables	1,638	(9,261)
Inventories, net	(11,287)	16,340
Production tooling, net	(2,866)	598
Prepaid expenses and other assets	(9,600)	3,219
Accounts payable and accrued expenses	6,001	(4,667)
Income taxes payable	3,384	49
Other long term liability	2,762	(906)
Employee benefits	422	292
NET CASH PROVIDED BY OPERATING ACTIVITIES	58,784	49,888

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(17,055)	(19,172)
Changes in restricted cash	-	3,130
Purchases of marketable securities	(63,053)	(95,380)
Proceeds from sales and maturities of marketable securities	35,757	4,501
Cash paid for acquisitions	(27,673)	-
Proceeds from sale of equipment	1,442	406
NET CASH USED IN INVESTING ACTIVITIES	(70,582)	(106,515)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	991	36
Excess tax benefit due to exercise of stock options	1,827	7
Shares repurchased	(3,889)	(3,379)
NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES	(1,071)	(3,336)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	3,896	(3,275)
DECREASE IN CASH AND CASH EQUIVALENTS	(8,973)	(63,238)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	53,436	122,154
CASH AND CASH EQUIVALENTS, END OF PERIOD	$44,463	$58,916

CERADYNE, INC.
SEGMENT FINANCIAL INFORMATION
(Amounts in thousands)

The financial information for all segments is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue from External Customers
Advanced Ceramic Operations	$66,637	$41,375	$143,267	$95,463
ESK Ceramics	45,880	30,961	86,003	62,709
Thermo Materials	29,295	23,513	60,406	43,360
Boron	11,420	7,440	19,360	13,959
Inter-segment elimination	(7,856)	(2,874)	(13,558)	(5,038)
Total	$145,376	$100,415	$295,478	$210,453

Depreciation and Amortization
Advanced Ceramic Operations	$2,514	$2,396	$5,385	$4,828
ESK Ceramics	3,276	2,956	6,415	6,259
Thermo Materials	2,094	1,691	3,778	3,036
Boron	2,047	2,016	4,100	4,114
Total	$9,931	$9,059	$19,678	$18,237

Segment Income (Loss) from Operations and Income Before Provision for Income Taxes
Advanced Ceramic Operations	$14,041	$(3,753)	$31,055	$(930)
ESK Ceramics	9,201	4,643	17,006	7,353
Thermo Materials	6,066	7,561	16,920	12,814
Boron	726	(1,350)	726	(3,507)
Inter-segment elimination	(585)	(31)	(657)	(54)
Income from Operations	29,449	7,070	65,050	15,676
Other Income (Expense)	(115)	949	(852)	(1,136)
Income before Provision for Income Taxes	$29,334	$8,019	$64,198	$14,540

Segment Assets
Advanced Ceramic Operations	$468,385	$410,987	$468,385	$410,987
ESK Ceramics	190,440	164,567	190,440	164,567
Thermo Materials	169,420	121,215	169,420	121,215
Boron	127,670	128,272	127,670	128,272
Total	$955,915	$825,041	$955,915	$825,041

Expenditures for Property, Plant & Equipment
Advanced Ceramic Operations	$2,076	$2,091	$3,475	$3,591
ESK Ceramics	1,322	349	1,984	836
Thermo Materials	4,672	9,289	9,622	12,678
Boron	1,324	592	1,974	2,067
Total	$9,394	$12,321	$17,055	$19,172

CERADYNE, INC.
MARKET APPLICATION INFORMATION
(Dollar amounts in millions)

We categorize our products into five market applications. The tables below show our sales by market application and the percentage contribution to our total sales of each market application in the different time periods.

Sales by Market Application:

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change
Defense	$55.9	$33.8	65.6%	$120.6	$79.5	51.8%
Industrial	42.8	32.2	32.8%	82.3	65.5	25.5%
Energy	34.0	23.1	46.9%	67.1	41.9	60.5%
Automotive/Diesel	10.3	8.3	24.1%	20.0	17.7	12.9%
Commercial	2.4	3.0	(19.4%)	5.4	5.9	(8.0%)
Total	$145.4	$100.4	44.8%	$295.4	$210.5	40.4%

Percentage Contribution:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Defense	38.5%	33.7%	40.9%	37.8%
Industrial	29.4	32.1	27.8	31.2
Energy	23.3	23.0	22.7	19.9
Automotive/Diesel	7.1	8.2	6.8	8.4
Commercial	1.7	3.0	1.8	2.7
Total	100.0%	100.0%	100.0%	100.0%

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